Exhibit 99.1

STARWOOD PROPERTY TRUST PROVIDES UPDATE ON STARWOOD WAYPOINT RESIDENTIAL TRUST

-Updates Book Value for Spin-Off-

GREENWICH, CONN. (January 21, 2014) — Starwood Property Trust, Inc. (NYSE: STWD) today announced that in anticipation of its upcoming spin-off of Starwood Waypoint Residential Trust (“SWAY”) on January 31, 2014 (the “Distribution Date”), Starwood Property Trust is providing an update on the estimate of the book value per SWAY common share on the Distribution Date.  As of January 21, 2014, Starwood Property Trust estimates that the book value per SWAY common share on the Distribution Date will be approximately $26.47.

Starwood Property Trust’s estimate of the book value per SWAY common share on the Distribution Date is based on management’s expectations as of January 21, 2014. No assurance can be given that this estimate or management’s expectations will prove to be accurate, and an investor should not place undue reliance on this estimate. No assurance can be given that the fair market value per SWAY common share on the Distribution Date will not be less than or greater than Starwood Property Trust’s estimate, as of January 21, 2014, of the book value per SWAY common share on the Distribution Date.

About Starwood Property Trust

Starwood Property Trust is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments. Starwood Property Trust, through its 2013 acquisition of LNR Property LLC (“LNR”), now also operates as special servicer in the United States and a primary and special servicer in Europe and has expanded its product offering to include fixed rate conduit loans. Starwood Property Trust also invests in residential mortgage-backed securities (“RMBS”) and residential real estate owned, and may invest in non-performing loans, commercial properties subject to net leases and residential mortgage loans. Starwood Property Trust is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Investor Relations — Starwood Property Trust

Phone:  203-422-7788

Email: investorrelations@stwdreit.com

Media Relations — Starwood Property Trust

Phil Denning or Jason Chudoba

ICR, Inc.

Phone: 203-682-8200

Jason.chudoba@icrinc.com, Phil.denning@icrinc.com

Media Relations — Starwood Capital Group

Tom Johnson

Abernathy MacGregor

212-371-5999